Exhibit 99.1

PRESS RELEASE	Contact: Peter G. Wiese
For Immediate Release	EVP & Chief Financial Officer (530) 898-0300
TRICO BANCSHARES ANNOUNCES QUARTERLY RESULTS
CHICO, CA – (October 26, 2021) – TriCo Bancshares (NASDAQ: TCBK) (the “Company”), parent company of Tri Counties Bank, today announced net income of $27,422,000 for the quarter ended September 30, 2021, compared to $28,362,000 during the trailing quarter ended June 30, 2021 and $17,606,000 during the quarter ended September 30, 2020. Diluted earnings per share were $0.92 for the third quarter of 2021, compared to $0.95 for the second quarter of 2021 and $0.59 for the third quarter of 2020.
Financial Highlights
Performance highlights and other developments for the Company as of or for the three and nine months ended September 30, 2021 included the following:
•For the three and nine months ended September 30, 2021, the Company’s return on average assets was 1.30% and 1.48%, respectively, and the return on average equity was 11.02% and 12.42%, respectively.
•Organic loan growth, excluding PPP, totaled $30.7 million (2.6% annualized) for the current quarter and $335.7 million (7.6%) for the trailing twelve-month period.
•For the current quarter, net interest margin was 3.50% on a tax equivalent basis as compared to 3.72% in the quarter ended September 30, 2020, and a decrease of 8 basis points from 3.58% in the trailing quarter.
•The efficiency ratio was 52.87% for the nine months ended September 30, 2021, as compared to 59.59% for the same period of the prior year.
•As of September 30, 2021, the Company reported total loans, total assets and total deposits of $4.89 billion, $8.46 billion and $7.24 billion, respectively. As a direct result of significant deposit growth in the last year, the loan to deposit ratio was 67.54% as of September 30, 2021, as compared to 73.21% at December 31, 2020 and 76.12% at September 30, 2020.
•The average rate of interest paid on deposits, including non-interest-bearing deposits, remained at 0.05% for the third quarter of 2021 as compared with 0.05% for the trailing quarter, and decreased by 4 basis points from the average rate paid of 0.09% during the same quarter of the prior year.
•The balance of PPP loans outstanding at September 30, 2021 totaled $157.5 million and the balance of SBA fees remaining to be accreted totaled $6.0 million. Approximately 98% of all round one and 25% of all round two PPP loans have been forgiven and repaid by the SBA.
•Noninterest income related to service charges and fees was $11.3 million and $32.7 million for the three and nine month periods ended September 30, 2021, an increase of 7.6% and 17.7% when compared to the same periods in 2020.
•Gains generated from the origination and sale of mortgage loans were $1,814,000 in the third quarter of 2021 as compared with $2,847,000 and $3,035,000 during the trailing quarter and same quarter of the prior year.
•The reversal of provision for credit losses for loans and debt securities was $1.4 million during the quarter ended September 30, 2021, as compared to a reversal of provision expense of $0.3 million during the trailing quarter ended June 30, 2021, and a provision expense totaling $7.6 million for the three month period ended September 30, 2020.
•The allowance for credit losses to total loans was 1.72% as of September 30, 2021, compared to 1.93% as of December 31, 2020, and 1.81% as of September 30, 2020. Non-performing assets to total assets were 0.37% at September 30, 2021, as compared to 0.43% as of June 30, 2021, and 0.34% at September 30, 2020.
“Our ability to grow and shift the mix of our earning assets continues to benefit increases in net interest income. While we maintain a positive outlook on the impacts that possible rate increases and Fed balance sheet tapering will have on our asset sensitive structure, our production teams continue to drive increases in the level of organic loan originations and our operational team members remain vigilant in their efforts to create efficiencies." commented Peter Wiese, EVP and Chief Financial Officer. Rick Smith, President and Chief Executive Officer added; "We are very pleased with the open and transparent lines of communication that have already formed between our legacy employees and the employees of Valley Republic Bank. As we seek to complete the formal close of the merger in the coming months, our excitement and confidence about the benefits this union will provide to our collective communities, customers, and shareholders continues to grow."
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Financial results reported in this document are preliminary. Final financial results and other disclosures will be reported in our Quarterly Report on Form 10-Q for the period ended September 30, 2021, and may differ materially from the results and disclosures in this document due to, among other things, the completion of final review procedures, the occurrence of subsequent events, or the discovery of additional information.

Summary Results
For the three and nine months ended September 30, 2021, the Company’s return on average assets was 1.30% and 1.48%, respectively, while the return on average equity was 11.02% and 12.42%, respectively. For the three and nine months ended September 30, 2020, the Company’s return on average assets was 0.95% and 0.79%, respectively, while the return on average equity was 7.79% and 6.13%, respectively.
The following is a summary of the components of the Company’s operating results and performance ratios for the periods indicated:

	Three months ended
	September 30,	June 30,
(dollars and shares in thousands)	2021	2021	$ Change	% Change
Net interest income	$68,233	$67,083	$1,150	1.7%
Reversal of credit losses	1,435	260	1,175	451.9%
Noninterest income	15,095	15,957	(862)	(5.4)%
Noninterest expense	(45,807)	(44,171)	(1,636)	3.7%
Provision for income taxes	(11,534)	(10,767)	(767)	7.1%
Net income	$27,422	$28,362	$(940)	(3.3)%
Diluted earnings per share	$0.92	$0.95	$(0.03)	(3.2)%
Dividends per share	$0.25	$0.25	$—	—%
Average common shares	29,714	29,719	(5)	0.0%
Average diluted common shares	29,851	29,904	(53)	(0.2)%
Return on average total assets	1.30%	1.40%
Return on average equity	11.02%	11.85%
Efficiency ratio	54.97%	53.19%

	Three months ended September 30,
(dollars and shares in thousands)	2021	2020	$ Change	% Change
Net interest income	$68,233	$63,454	$4,779	7.5%
Reversal of (provision for) credit losses	1,435	(7,649)	9,084	(118.8)%
Noninterest income	15,095	15,137	(42)	(0.3)%
Noninterest expense	(45,807)	(46,714)	907	(1.9)%
Provision for income taxes	(11,534)	(6,622)	(4,912)	74.2%
Net income	$27,422	$17,606	$9,816	55.8%
Diluted earnings per share	$0.92	$0.59	$0.33	55.9%
Dividends per share	$0.25	$0.22	$0.03	13.6%
Average common shares	29,714	29,764	(50)	(0.2)%
Average diluted common shares	29,851	29,844	7	—%
Return on average total assets	1.30%	0.95%
Return on average equity	11.02%	7.79%
Efficiency ratio	54.97%	59.44%

	Nine months ended September 30,
(dollars and shares in thousands)	2021	2020	$ Change	% Change
Net interest income	$201,756	$191,305	$10,451	5.5%
Reversal of (provision for) credit losses	7,755	(37,963)	45,718	(120.4)%
Noninterest income	47,162	38,614	8,548	22.1%
Noninterest expense	(131,596)	(137,013)	5,417	(4.0)%
Provision for income taxes	(35,644)	(13,786)	(21,858)	158.6%
Net income	$89,433	$41,157	$48,276	117.3%
Diluted earnings per share	$2.99	$1.37	$1.62	118.2%
Dividends per share	$0.75	$0.66	$0.09	13.6%
Average common shares	29,720	29,971	(251)	(0.8)%
Average diluted common shares	29,887	30,083	(196)	(0.7)%
Return on average total assets	1.48%	0.79%
Return on average equity	12.42%	6.13%
Efficiency ratio	52.87%	59.59%

SBA Paycheck Protection Program
In March 2020 (Round 1) and subsequently in December 2020 (Round 2), the Small Business Administration ("SBA") Paycheck Protection Program ("PPP") was created to help small businesses keep workers employed during the COVID-19 crisis. Tri Counties Bank, through its online portal, facilitated the ability for borrowers to open a new account and submit PPP applications during the entirety of the Programs. The SBA ended PPP and did not accept new borrowing applications, effective May 31, 2021.
The following is a summary of PPP loan related information as of the periods indicated:

(dollars in thousands)	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020
Total number of PPP loans outstanding	1,449	2,209	2,484	2,310	2,924

PPP loan balance (Round 1 origination), gross	$9,302	$51,547	$193,958	$333,982	$437,793
PPP loan balance (Round 2 origination), gross	148,159	197,035	176,316	n/a	n/a
Total PPP loans, gross outstanding	$157,461	$248,582	$370,274	$333,982	$437,793

PPP deferred loan fees (Round 1 origination)	$40	$477	$2,358	$7,212	$11,846
PPP deferred loan fees (Round 2 origination)	5,973	8,513	7,072	n/a	n/a
Total PPP deferred loan fees outstanding	$6,013	$8,990	$9,430	$7,212	$11,846
As of September 30, 2021, the total gross balance outstanding of PPP loans was $157,461,000 as compared to total PPP originations of $640,410,000. In connection with the origination of these loans, the Company earned approximately $25,299,000 in loan fees, offset by deferred loan costs of approximately $1,245,000, the net of which will be recognized over the earlier of loan maturity (between 24-60 months), repayment or receipt of forgiveness confirmation. As of September 30, 2021, there was approximately $6,013,000 in net deferred fee income remaining to be recognized. During the three and nine months ended September 30, 2021, the Company recognized $2,984,000 and $10,306,000, respectively in fees on PPP loans as compared with $2,603,000 and $4,959,000 for the three and nine months ended September 30, 2020, respectively.
COVID Deferrals
Following the passage of the CARES Act legislation, the "Interagency Statement on Loan Modifications and Reporting for Financial Institutions Working with Customers Affected by the Coronavirus" was issued by federal bank regulators, which offers temporary relief from troubled debt restructuring accounting for loan payment deferrals for certain customers whose businesses are experiencing economic hardship due to Coronavirus. The applicable period for this relief, originally expected to expire on December 31, 2020, was extended through 2021 by way of the Consolidated Appropriations Act.
The following is a summary of COVID related loan customer modifications with outstanding balances as of September 30, 2021:

			Modification Type		Deferral Term
(dollars in thousands)	Modified Loan Balances Outstanding	% of Total Category of Loans	Interest Only Deferral	Principal and Interest Deferral	90 Days	180 Days	Other
Commercial real estate:
CRE non-owner occupied	$22,264	1.5%	100.0%	—%	17.4%	65.6%	17.0%
CRE owner occupied	1,243	0.2	100.0	—	—	—	100.0
Multifamily	—	—	—	—	—	—	—
Farmland	—	—	—	—	—	—	—
Total commercial real estate loans	23,507	0.7	—	—	16.5	62.2	21.4
Consumer loans	—	—	—	—	—	—	—
Commercial and industrial	550	0.1	100.0	—	—	—	100.0
Construction	—	—	—	—	—	—	—
Agriculture production	—	—	—	—	—	—	—
Leases	—	—	—	—	—	—	—
Total modifications	$24,057	0.5%	100.0%	—%	16.1%	60.8%	23.1%
Of the remaining balance outstanding as of September 30, 2021, $5,665,000 is related to second deferrals which are expected to conclude their modification period during 2021, and the remainder of deferrals are expected to conclude in the first quarter of 2022. However, as long as the current pandemic and recessionary economic conditions continue, it is possible that additional borrowers may request an initial or subsequent modification to their loan terms.

Balance Sheet
Total loans outstanding, excluding PPP, grew to $4.74 billion as of September 30, 2021, an increase of 7.6% over the same quarter of the prior year, and an annualized increase of 2.6% over the trailing quarter. Investments outstanding increased to $2.33 billion as of September 30, 2021, an increase of 43.6% annualized over the trailing quarter. Average earning assets to total average assets continued to increase to 92.9% at September 30, 2021, as compared to 92.8% and 92.3% at June 30, 2021, and September 30, 2020, respectively. The loan to deposit ratio was 67.5% at September 30, 2021, as compared to 70.7% and 76.1% at June 30, 2021, and September 30, 2020, respectively.
Total shareholders' equity increased by $15,234,000 during the quarter ended September 30, 2021, primarily as a result of net income of $27,422,000, offset by a decrease in accumulated other comprehensive income of $4,440,000, and $7,429,000 in cash dividends paid on common stock. As a result, the Company’s book value increased to $33.05 per share at September 30, 2021 as compared to $32.53 and $30.31 at June 30, 2021, and September 30, 2020, respectively. The Company’s tangible book value per share, a non-GAAP measure, calculated by subtracting goodwill and other intangible assets from total shareholders’ equity and dividing that sum by total shares outstanding, was $25.16 per share at September 30, 2021, as compared to $24.60 and $22.24 at June 30, 2021, and September 30, 2020, respectively.
Trailing Quarter Balance Sheet Change

Ending balances	As of September 30,	June 30,	$ Change	Annualized % Change
(dollars in thousands)	2021	2021
Total assets	$8,458,030	$8,170,365	$287,665	14.1%
Total loans	4,887,496	4,944,894	(57,398)	(4.6)%
Total loans, excluding PPP	4,736,048	4,705,302	30,746	2.6%
Total investments	2,333,015	2,103,575	229,440	43.6%
Total deposits	$7,236,822	$6,992,053	$244,769	14.0%
Organic loan growth, excluding PPP, of $30,746,000 or 2.6% on an annualized basis was realized during the quarter ended September 30, 2021, primarily within commercial real estate. In addition, investment security growth was $229,440,000 or 43.6% on an annualized basis as excess liquidity, driven by continued strong deposit growth, was put to use in higher yielding earning assets. Earning asset growth was funded by the continued growth of deposit balances which increased during the third quarter of 2021 by $244,769,000 or 14.0% annualized.
Average Trailing Quarter Balance Sheet Change

Qtrly avg balances for the period ended	September 30,	June 30,	$ Change	Annualized % Change
(dollars in thousands)	2021	2021
Total assets	$8,348,111	$8,128,674	$219,437	10.8%
Total loans	4,897,922	4,978,465	(80,543)	(6.5)%
Total loans, excluding PPP	4,684,492	4,646,188	38,304	3.3%
Total investments	2,149,311	2,007,090	142,221	28.3%
Total deposits	$7,137,263	$6,943,081	$194,182	11.2%
The decrease in average total loans of $80,543,000, or (6.5)% on an annualized basis, during the third quarter of 2021 was led by the quarter over quarter decline in net PPP loan balances outstanding totaling $88,144,000. As noted above, the significant growth in both ending and average balances of investment securities was a direct result of management's focus on the deployment of excess cash balances which remained elevated due to continued deposit growth during the quarter.
Year Over Year Balance Sheet Change

Ending balances	As of September 30,
(dollars in thousands)	2021	2020	$ Change	% Change
Total assets	$8,458,030	$7,449,799	$1,008,231	13.5%
Total loans	4,887,496	4,826,338	61,158	1.3%
Total loans, excluding PPP	4,736,048	4,400,390	335,658	7.6%
Total investments	2,333,015	1,473,935	859,080	58.3%
Total deposits	$7,236,822	$6,340,588	$896,234	14.1%
Net PPP loan balances outstanding have declined by $274,499,000 during the twelve months ended September 30, 2021, meanwhile, non-PPP loan balances (both organic and purchased) have increased by $335,658,000 during the same period. This has led to a beneficial and meaningful shift in the makeup of the loan portfolio, despite total loan balances increasing modestly between September 30, 2021 and September 30, 2020, by $61,158,000 or 1.3%. The Company's organic loan production originations have increased meaningfully over the past year but have also been challenged by an acceleration in payoffs. Specifically, during the twelve months ended September 30, 2021 and September 30, 2020 organic loan originations totaled approximately $1.16 billion and $0.89 billion, respectively; while payoffs of loans totaled $0.84 billion and $0.60 billion, respectively. While pipelines continue to grow, loan originations of $4,086,000 relate to the Company's recently opened loan production offices. Investment securities increased to $2,333,015,000 at September 30, 2021, a change of $859,080,000 or 58.3% from $1,473,935,000 at September 30, 2020.

Net Interest Income and Net Interest Margin
The following is a summary of the components of net interest income for the periods indicated:

	Three months ended
	September 30,	June 30,
(dollars in thousands)	2021	2021	$ Change	% Change
Interest income	$69,628	$68,479	$1,149	1.7%
Interest expense	(1,395)	(1,396)	1	(0.1)%
Fully tax-equivalent adjustment (FTE) (1)	265	255	10	3.9%
Net interest income (FTE)	$68,498	$67,338	$1,160	1.7%
Net interest margin (FTE)	3.50%	3.58%

Acquired loans discount accretion, net:
Amount (included in interest income)	$2,034	$2,566	$(532)
Net interest margin less effect of acquired loan discount accretion(1)	3.40%	3.44%		(0.04)%
PPP loans yield, net:
Amount (included in interest income)	$3,507	$3,179	$328
Net interest margin less effect of PPP loan yield (1)	3.42%	3.61%		(0.19)%
Acquired loans discount accretion and PPP loan yield, net:
Amount (included in interest income)	$5,541	$5,745	$(204)
Net interest margin less effect of acquired loan discount accretion and PPP loan yield (1)	3.31%	3.47%		(0.16)%

	Three months ended September 30,
(dollars in thousands)	2021	2020	$ Change	% Change
Interest income	$69,628	$65,438	$4,190	6.4%
Interest expense	(1,395)	(1,984)	589	(29.7)%
Fully tax-equivalent adjustment (FTE) (1)	265	254	11	4.3%
Net interest income (FTE)	$68,498	$63,708	$4,790	7.5%
Net interest margin (FTE)	3.50%	3.72%

Acquired loans discount accretion, net:
Amount (included in interest income)	$2,034	$1,876	$158
Net interest margin less effect of acquired loan discount accretion(1)	3.40%	3.61%		(0.21)%
PPP loans yield, net:
Amount (included in interest income)	$3,507	$2,603	$904
Net interest margin less effect of PPP loan yield (1)	3.42%	3.81%		(0.39)%
Acquired loans discount accretion and PPP loan yield, net:
Amount (included in interest income)	$5,541	$4,479	$1,062
Net interest margin less effect of acquired loan discount accretion and PPP loan yield (1)	3.31%	3.70%		(0.39)%

	Nine months ended September 30,
(dollars in thousands)	2021	2020	$ Change	% Change
Interest income	$206,023	$199,103	$6,920	3.5%
Interest expense	(4,267)	(7,798)	3,531	(45.3)%
Fully tax-equivalent adjustment (FTE) (1)	797	811	(14)	(1.7)%
Net interest income (FTE)	$202,553	$192,116	$10,437	5.4%
Net interest margin (FTE)	3.61%	4.02%

Acquired loans discount accretion, net:
Amount (included in interest income)	$6,311	$6,211	$100
Net interest margin less effect of acquired loan discount accretion(1)	3.50%	3.91%		(0.41)%
PPP loans yield, net:
Amount (included in interest income)	$12,549	$4,959	$7,590
Net interest margin less effect of PPP loan yield (1)	3.53%	4.07%		(0.54)%
Acquired loans discount accretion and PPP loan yield, net:
Amount (included in interest income)	$18,860	$11,170	$7,690
Net interest margin less effect of acquired loans discount and PPP loan yield (1)	3.41%	3.91%		(0.50)%

(1)Certain information included herein is presented on a fully tax-equivalent (FTE) basis and / or to present additional financial details which may be desired by users of this financial information. The Company believes the use of these non-generally accepted accounting principles (non-GAAP) measures provide additional clarity in assessing its results, and the presentation of these measures are common practice within the banking industry. See additional information related to non-GAAP measures at the back of this document.
Loans may be acquired at a premium or discount to par value, in which case, the premium is amortized (subtracted from) or accreted (added to) interest income over the remaining life of the loan. Generally, as time goes on, the dollar impact of loan discount accretion and loan premium amortization decrease as the purchased loans mature or pay off early. Upon the early pay off of a loan, any remaining unaccreted discount or unamortized premium is immediately taken into interest income; and as loan payoffs may vary significantly from quarter to quarter, so may the impact of discount accretion and premium amortization on interest income. As a result of the increase in interest rates, the prepayment rate of portfolio loans, inclusive of those acquired at a premium or discount, declined during the third quarter of 2021. During the three months ended September 30, 2021, June 30, 2021, and September 30, 2020, purchased loan discount accretion was $2,034,000, $2,566,000, and $1,876,000, respectively.

The following table shows the components of net interest income and net interest margin on a fully tax-equivalent (FTE) basis for the quarterly periods indicated:
ANALYSIS OF CHANGE IN NET INTEREST MARGIN ON EARNING ASSETS
(unaudited, dollars in thousands)

	Three months ended			Three months ended			Three months ended
	September 30, 2021			June 30, 2021			September 30, 2020
	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate
Assets
Loans, excluding PPP	$4,684,492	$57,218	4.85%	$4,646,188	$57,125	4.93%	$4,389,672	$55,436	5.02%
PPP loans	213,430	3,507	6.52%	332,277	3,179	3.84%	437,892	2,603	2.36%
Investments-taxable	2,019,283	7,741	1.52%	1,875,056	7,189	1.54%	1,261,793	6,376	2.01%
Investments-nontaxable (1)	130,028	1,147	3.50%	132,034	1,106	3.36%	114,419	1,102	3.83%
Total investments	2,149,311	8,888	1.64%	2,007,090	8,295	1.66%	1,376,212	7,478	2.16%
Cash at Federal Reserve and other banks	710,936	280	0.16%	559,026	135	0.10%	611,719	175	0.11%
Total earning assets	7,758,169	69,893	3.57%	7,544,581	68,734	3.65%	6,815,495	65,692	3.83%
Other assets, net	589,942			584,093			565,466
Total assets	$8,348,111			$8,128,674			$7,380,961
Liabilities and shareholders’ equity
Interest-bearing demand deposits	$1,507,697	$116	0.03%	$1,490,247	$77	0.02%	$1,339,797	$56	0.02%
Savings deposits	2,407,368	328	0.05%	2,316,889	308	0.05%	2,075,077	484	0.09%
Time deposits	321,381	411	0.51%	324,867	443	0.55%	387,922	872	0.89%
Total interest-bearing deposits	4,236,446	855	0.08%	4,132,003	828	0.08%	3,802,796	1,412	0.15%
Other borrowings	48,330	6	0.05%	40,986	5	0.05%	33,750	4	0.05%
Junior subordinated debt	57,891	534	3.66%	57,788	563	3.91%	57,475	568	3.93%
Total interest-bearing liabilities	4,342,667	1,395	0.13%	4,230,777	1,396	0.13%	3,894,021	1,984	0.20%
Noninterest-bearing deposits	2,900,817			2,811,078			2,475,842
Other liabilities	117,601			126,674			112,112
Shareholders’ equity	987,026			960,145			898,986
Total liabilities and shareholders’ equity	$8,348,111			$8,128,674			$7,380,961
Net interest rate spread (1) (2)			3.45%			3.52%			3.63%
Net interest income and margin (1) (3)		$68,498	3.50%		$67,338	3.58%		$63,708	3.72%
(1)Fully taxable equivalent (FTE). All yields and rates are calculated using specific day counts for the period and year as applicable.
(2)Net interest spread is the average yield earned on interest-earning assets minus the average rate paid on interest-bearing liabilities.
(3)Net interest margin is computed by calculating the difference between interest income and interest expense, divided by the average balance of interest-earning assets.
Net interest income (FTE) during the three months ended September 30, 2021 increased $1,160,000 or 1.7% to $68,498,000 compared to $67,338,000 during the three months ended June 30, 2021. Over the same period, net interest margin decreased 8 basis points to 3.50% as compared to 3.58% in the trailing quarter. The 8 basis point decrease coincides with, and is primarily attributed to, an 8 basis point decrease in non-PPP loan yields. The remaining segments of quarter over quarter changes in yields largely offset each other, which included a 268 basis point improvement in PPP loans to 6.52% at September 30, 2021 from 3.84% at June 30, 2021, attributed to an acceleration of deferred fee accretion stemming from Round 2 PPP loans being forgiven by the SBA and repaid.

As compared to the same quarter in the prior year, average loan yields, excluding PPP, decreased 17 basis points from 5.02% during the three months ended September 30, 2020, to 4.85% during the three months ended September 30, 2021. The accretion of discounts from acquired loans added 17 basis points to loan yields during both quarters ended September 30, 2021 and September 30, 2020. Therefore, the 17 basis point decrease in yields on loans during the comparable three month periods ended September 30, 2021 and 2020 was entirely attributable to decreases in market rates. The index utilized in a significant portion of the Company’s variable rate loans, Wall Street Journal Prime, has remained unchanged at 3.25% since March 15, 2020, when it was reduced from 4.25%.
The rates paid on interest bearing liabilities generally remained flat during the quarter ended September 30, 2021 compared to the trailing quarter. The decline in interest expense when compared to the same quarter from the prior year, however, was primarily attributed to reductions in the rates offered on deposit products. As a result, the cost of interest-bearing deposits decreased by 7 basis points as of September 30, 2021, to 0.08% from 0.15% at September 30, 2020. In addition, the growth of noninterest-bearing deposits continues to benefit the average cost of total deposits as compared to historical periods. Specifically, the ratio of average total noninterest-bearing deposits to total average deposits was 40.6% and 40.5% as of September 30, 2021 and June 30, 2021, respectively, as compared to 39.4% in the quarter ended September 30, 2020. As a result, the average cost of total deposits decreased to 0.05% at September 30, 2021, compared to 0.09% in the same period of 2020.

ANALYSIS OF CHANGE IN NET INTEREST MARGIN ON EARNING ASSETS
(unaudited, dollars in thousands)

	Nine months ended September 30, 2021			Nine months ended September 30, 2020
	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate
Assets
Loans, excluding PPP	$4,580,292	$168,916	4.93%	$4,360,942	$167,747	5.14%
PPP loans	300,006	12,549	5.59%	244,196	4,959	2.71%
Investments-taxable	1,838,023	21,324	1.55%	1,249,823	22,637	2.42%
Investments-nontaxable (1)	129,057	3,453	3.58%	117,745	3,515	3.99%
Total investments	1,967,080	24,777	1.68%	1,367,568	26,152	2.55%
Cash at Federal Reserve and other banks	656,912	578	0.12%	403,252	1,056	0.35%
Total earning assets	7,504,290	206,820	3.68%	6,375,958	199,914	4.19%
Other assets, net	591,983			595,617
Total assets	$8,096,273			$6,971,575
Liabilities and shareholders’ equity
Interest-bearing demand deposits	$1,476,987	$269	0.02%	$1,293,071	$289	0.03%
Savings deposits	2,318,169	965	0.06%	1,971,348	2,190	0.15%
Time deposits	327,562	1,386	0.57%	409,005	3,297	1.08%
Total interest-bearing deposits	4,122,718	2,620	0.08%	3,673,424	5,776	0.21%
Other borrowings	40,732	15	0.05%	26,223	13	0.07%
Junior subordinated debt	57,790	1,632	3.78%	57,374	2,009	4.68%
Total interest-bearing liabilities	4,221,240	4,267	0.14%	3,757,021	7,798	0.28%
Noninterest-bearing deposits	2,790,828			2,197,315
Other liabilities	121,334			120,486
Shareholders’ equity	962,871			896,753
Total liabilities and shareholders’ equity	$8,096,273			$6,971,575
Net interest rate spread (1) (2)			3.54%			3.91%
Net interest income and margin (1) (3)		$202,553	3.61%		$192,116	4.02%
(1)Fully taxable equivalent (FTE). All yields and rates are calculated using specific day counts for the period and year as applicable.
(2)Net interest spread is the average yield earned on interest-earning assets minus the average rate paid on interest-bearing liabilities.
(3)Net interest margin is computed by calculating the difference between interest income and interest expense, divided by the average balance of interest-earning assets.

Interest Rates and Loan Portfolio Composition
During the quarter ended September 30, 2021, market interest rates, including many rates that serve as reference indices for variable rate loans, improved modestly. However, the loan portfolio yield continues to have a downward bias due to the repricing of loans at lower rates and increased market competition stemming from loan to deposit ratios at historic lows. As of September 30, 2021, the Company's loan portfolio consisted of approximately $4.9 billion in outstanding principal with a weighted average coupon rate of 4.28%, inclusive of the PPP program loans. Excluding PPP loans, the Company's loan portfolio has approximately $4.8 billion outstanding with a weighted average coupon rate of 4.38% as of September 30, 2021. Included in the September 30, 2021 loan total, exclusive of PPP loans, are variable rate loans totaling $3.0 billion of which 88.5% or $2.7 billion were at their floor rate. The remaining variable rate loans totaling $351.0 million, which carried a weighted average coupon rate of 4.78% as of September 30, 2021, are subject to further rate adjustment. If those remaining variable rate loans were to collectively, through future rate adjustments, be reduced to their respective floors, they would have a weighted average coupon rate of approximately 4.25% which would result in the reduction of the weighted average coupon rate of the total loan portfolio, exclusive of PPP loans, from 4.38% to approximately 4.30%.
As of December 31, 2020, the Company's loan portfolio consisted of approximately $4.80 billion in outstanding principal with a weighted average coupon rate of 4.35%, inclusive of the PPP program loans. Excluding PPP loans, the Company's loan portfolio has approximately $4.47 billion outstanding with a weighted average coupon rate of 4.60% as of December 31, 2020. Included in the December 31, 2020 loan total, exclusive of PPP loans, are variable rate loans totaling $3.02 billion of which 88.2% or $2.66 billion were at their floor rate. The remaining variable rate loans totaling $357.0 million, which carried a weighted average coupon rate of 5.03% as of December 31, 2020, are subject to further rate adjustment. If those remaining variable rate loans were to collectively, through future rate adjustments, be reduced to their respective floors, they would have a weighted average coupon rate of approximately 4.36% which would result in the reduction of the weighted average coupon rate of the total loan portfolio, exclusive of PPP loans, from 4.60% to approximately 4.55%.

Asset Quality and Credit Loss Provisioning
During the three months ended September 30, 2021, the Company recorded a reversal of provision for credit losses of $1,435,000, as compared to a reversal of provision for credit losses of $260,000 during the trailing quarter, and a provision expense of $7,649,000 during the third quarter of 2020.
The following table presents details of the provision for credit losses for the periods indicated:

	Three months ended
(dollars in thousands)	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020
Addition to (reversal of) allowance for credit losses	$(1,495)	$(145)	$(6,240)	$4,450	$7,649
Addition to (reversal of) reserve for unfunded loan commitments	60	(115)	180	400	—
Total provision for credit losses	$(1,435)	$(260)	$(6,060)	$4,850	$7,649
The following table presents the activity in the allowance for credit losses on loans for the periods indicated:

	Three months ended		Nine months ended
(dollars in thousands)	September 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
Balance, beginning of period	$86,062	$79,739	$91,847	$30,616
Impact from adoption of ASU 2016-13	—	—	—	18,913
Provision for (reversal of) credit losses	(1,495)	7,649	(7,880)	37,738
Loans charged-off	(1,582)	(194)	(2,195)	(1,195)
Recoveries of previously charged-off loans	1,321	381	2,534	1,503
Balance, end of period	$84,306	$87,575	$84,306	$87,575
The allowance for credit losses (ACL) was $84,306,000 as of September 30, 2021, a net decrease of $1,756,000 over the immediately preceding quarter. The reversal of allowance for credit losses of $1,495,000 was necessary as net charge-offs totaling $261,000 during the quarter were less than the required changes in quantitative and qualitative reserve components. More specifically, the quantitative reserve required under the cohort model reduced required reserves by $1,762,000, in addition to a decrease in specific reserves on impaired totals of $874,000 as of quarter end.
The Company utilizes a forecast period of approximately eight quarters and obtains the forecast data from publicly available sources as of the balance sheet date. This forecast data continues to evolve and included improving shifts in the magnitude of changes for both the unemployment and GDP factors leading up to the balance sheet date. However, management notes that the majority of economic forecasts utilized in the ACL calculation have remained directionally consistent with preceding quarters, as general economic conditions continue to improve, albeit at a pace slower than expected due to unforeseen disruptions in the supply chain and increasing energy prices. In addition, management notes that the level of governmental assistance provided through PPP as well as other programs during the last several quarters has been unprecedented. As a result, management continues to believe that certain credit weakness are likely present in the overall economy and that it is appropriate to maintain a reserve level that incorporates such risk factors.
Loans past due 30 days or more increased by $1,247,000 during the quarter ended September 30, 2021 to $10,539,000, as compared to $9,292,000 at June 30, 2021. Non-performing loans were $28,790,000 at September 30, 2021, a decrease of $3,915,000 and $5,827,000, respectively, from $32,705,000 and $22,963,000 as of June 30, 2021, and September 30, 2020, respectively.
The following table illustrates the total loans by risk rating and their respective percentage of total loans for the periods presented.

	September 30,	% of Total Loans	June 30,	% of Total Loans	September 30,	% of Total Loans
(dollars in thousands)	2021		2021		2020
Risk Rating:
Pass	$4,698,475	96.1%	$4,756,381	96.2%	$4,630,266	95.9%
Special Mention	138,699	2.9%	130,232	2.6%	147,343	3.1%
Substandard	50,322	1.0%	58,281	1.2%	48,729	0.9%
Total	$4,887,496		$4,944,894		$4,826,338

Classified loans to total loans	1.03%		1.18%		1.01%
Loans past due 30+ days to total loans	0.22%		0.19%		0.22%
The Company's loan portfolio for non-classified loans (loans graded special mention or better) remains consistent for the quarter ended September 30, 2021, as compared to the trailing quarter June 30, 2021, representing 99.0% and 98.8% of total loans outstanding, respectively. Loans risk graded special mention increased by approximately $8,466,000 during the current quarter as compared to the trailing quarter, while loans risk graded substandard decreased by $8,047,000 over the same period.
There was one addition to other real estate owned totaling $560,000, including a $113,000 fair value benefit, during the quarter ended September 30, 2021 and there was one sale for approximately $189,000, which generated a net gain of $31,000 for the quarter. As of September 30, 2021, other real estate owned consisted of six properties with a carrying value of approximately $2,650,000.
Allocation of Credit Loss Reserves by Loan Type

	As of September 30, 2021		As of December 31, 2020		As of September 30, 2020
(dollars in thousands)	Amount	% of Loans Outstanding	Amount	% of Loans Outstanding	Amount	% of Loans Outstanding
Commercial real estate:
CRE - Non Owner Occupied	$25,221	1.65%	$29,380	1.91%	$28,847	1.80%
CRE - Owner Occupied	10,730	1.53%	10,861	1.74%	9,625	1.66%
Multifamily	12,876	1.55%	11,472	1.79%	10,032	1.67%
Farmland	1,902	1.15%	1,980	1.30%	1,790	1.17%
Total commercial real estate loans	50,729	1.57%	53,693	1.82%	50,294	1.71%
Consumer:
SFR 1-4 1st Liens	10,618	1.60%	10,117	1.83%	8,937	1.72%
SFR HELOCs and Junior Liens	10,431	3.23%	11,771	3.59%	11,676	3.51%
Other	2,442	3.59%	3,260	4.20%	3,394	4.18%
Total consumer loans	23,491	2.22%	25,148	2.62%	24,007	2.57%

Commercial and Industrial	3,427	0.99%	4,252	0.81%	4,534	72.00%
Construction	5,528	2.55%	7,540	2.65%	7,640	2.68%
Agricultural Production	1,119	2.52%	1,209	2.74%	1,093	2.69%
Leases	12	0.24%	5	0.13%	7	0.19%
Allowance for credit losses	84,306	1.72%	91,847	1.93%	87,575	1.81%
Reserve for unfunded loan commitments	3,525		3,400		3,000
Total allowance for credit losses	$87,831	1.80%	$95,247	2.00%	$90,575	1.88%

For the periods presented in the table above and for purposes of calculating the "% of Loans Outstanding", PPP loans are included in the segment "Commercial and Industrial." PPP loans are fully guaranteed and therefore would not require any loss reserve allocation. Excluding the net outstanding balances of PPP loans from the ratio of the ACL to total loans results in a reserve ratio of approximately 1.78% as of September 30, 2021. In addition to the allowance for credit losses above, the Company has acquired various performing loans whose fair value as of the acquisition date was determined to be less than the principal balance owed on those loans. This difference represents the collective discount of credit, interest rate and liquidity measurements which is expected to be amortized over the life of the loans. As of September 30, 2021, the unamortized discount associated with acquired loans totaled $17,984,000 and, if aggregated with the ACL, would collectively represent 2.09% of total gross loans and 2.16% of total loans less PPP loans.

Non-interest Income
The following table presents the key components of non-interest income for the current and trailing quarterly periods indicated:

	Three months ended
(dollars in thousands)	September 30, 2021	June 30, 2021	$ Change	% Change
ATM and interchange fees	$6,516	$6,558	$(42)	(0.6)%
Service charges on deposit accounts	3,608	3,462	146	4.2%
Other service fees	897	914	(17)	(1.9)%
Mortgage banking service fees	476	467	9	1.9%
Change in value of mortgage servicing rights	(232)	(471)	239	(50.7)%
Total service charges and fees	11,265	10,930	335	3.1%
Increase in cash value of life insurance	644	745	(101)	(13.6)%
Asset management and commission income	957	947	10	1.1%
Gain on sale of loans	1,814	2,847	(1,033)	(36.3)%
Lease brokerage income	183	249	(66)	(26.5)%
Sale of customer checks	107	116	(9)	(7.8)%
Gain on sale of investment securities	—	—	—	n/m
Gain (loss) on marketable equity securities	(14)	8	(22)	(275.0)%
Other	139	115	24	20.9%
Total other non-interest income	3,830	5,027	(1,197)	(23.8)%
Total non-interest income	$15,095	$15,957	$(862)	(5.4)%
Non-interest income decreased $862,000 or 5.4% to $15,095,000 during the three months ended September 30, 2021, compared to $15,957,000 during the trailing quarter June 30, 2021. Gain on sale of mortgage loans declined by $1,033,000 or 36.3% during the recent quarter ended, as interest rates continued to trend higher, contributing to the decline in total mortgage origination and refinance activity during the three months ended September 30, 2021. Changes in ATM and interchange fees as well as service charges were a direct result of changes in usage and depositor requested services.
The following table presents the key components of non-interest income for the current and prior year periods indicated:

	Three months ended September 30,
(dollars in thousands)	2021	2020	$ Change	% Change
ATM and interchange fees	$6,516	$5,637	$879	15.6%
Service charges on deposit accounts	3,608	3,334	274	8.2%
Other service fees	897	805	92	11.4%
Mortgage banking service fees	476	457	19	4.2%
Change in value of mortgage servicing rights	(232)	236	(468)	(198.3)%
Total service charges and fees	11,265	10,469	796	7.6%
Increase in cash value of life insurance	644	773	(129)	(16.7)%
Asset management and commission income	957	667	290	43.5%
Gain on sale of loans	1,814	3,035	(1,221)	(40.2)%
Lease brokerage income	183	175	8	4.6%
Sale of customer checks	107	91	16	17.6%
Gain on sale of investment securities	—	7	(7)	n/m
Gain on marketable equity securities	(14)	—	(14)	n/m
Other	139	(80)	219	(273.8)%
Total other non-interest income	3,830	4,668	(838)	(18.0)%
Total non-interest income	$15,095	$15,137	$(42)	(0.3)%
In addition to the discussion above within the non-interest income for the three months ended September 30, 2021, ATM and interchange fees improved $879,000 or 15.6% as a result of increased usage due to relaxed social distancing guidelines during the quarter September 30, 2021 when compared to the same period in the prior year. Changes in the value of mortgage servicing rights and gain on sale of mortgage loans declined by $468,000 and $1,221,000, respectively, related to the aforementioned interest rate increases during the most recent two quarters. Included in other non-interest income for the three months ended September 30, 2021 and 2020 are earnings (losses) from the changes in fair value of acquired deferred compensation plans of $23,000 and ($241,000), respectively.

The following table presents the key components of non-interest income for the current and prior year periods indicated:

	Nine months ended September 30,
(dollars in thousands)	2021	2020	$ Change	% Change
ATM and interchange fees	$18,935	$15,913	$3,022	19.0%
Service charges on deposit accounts	10,339	10,426	(87)	(0.8)%
Other service fees	2,682	2,296	386	16.8%
Mortgage banking service fees	1,406	1,386	20	1.4%
Change in value of mortgage servicing rights	(691)	(2,258)	1,567	(69.4)%
Total service charges and fees	32,671	27,763	4,908	17.7%
Increase in cash value of life insurance	2,062	2,203	(141)	(6.4)%
Asset management and commission income	2,738	2,244	494	22.0%
Gain on sale of loans	7,908	5,662	2,246	39.7%
Lease brokerage income	542	495	47	9.5%
Sale of customer checks	342	303	39	12.9%
Gain on sale of investment securities	—	7	(7)	n/m
Gain (loss) on marketable equity securities	(59)	72	(131)	(181.9)%
Other	958	(135)	1,093	(809.6)%
Total other non-interest income	14,491	10,851	3,640	33.5%
Total non-interest income	$47,162	$38,614	$8,548	22.1%
Total non-interest income increased by $8,548,000 or 22.1% to $47,162,000 during the nine months ended September 30, 2021, compared to $38,614,000 during the trailing quarter September 30, 2020. Other non-interest income increased by $1,093,000 or 809.6% for the nine months ended September 30, 2021. Most notably, the nine months ended 2020 period included a reduction of income totaling $577,000 attributed decreases in the fair value of assets used to fund acquired deferred compensation plans, as compared to an increase in income totaling $370,000 during the same period in 2021. The remaining changes in non-interest income for the nine months ended September 30, 2021 and 2020 are generally consistent with the changes discussed above.
Non-interest Expense
The following table presents the key components of non-interest expense for the current and trailing quarterly periods indicated:

	Three months ended
(dollars in thousands)	September 30, 2021	June 30, 2021	$ Change	% Change
Base salaries, net of deferred loan origination costs	$17,673	$17,537	$136	0.8%
Incentive compensation	3,123	4,322	(1,199)	(27.7)%
Benefits and other compensation costs	5,478	5,222	256	4.9%
Total salaries and benefits expense	26,274	27,081	(807)	(3.0)%
Occupancy	3,771	3,700	71	1.9%
Data processing and software	3,689	3,201	488	15.2%
Equipment	1,336	1,207	129	10.7%
Intangible amortization	1,409	1,431	(22)	(1.5)%
Advertising	966	734	232	31.6%
ATM and POS network charges	1,692	1,551	141	9.1%
Professional fees	1,090	1,046	44	4.2%
Telecommunications	574	564	10	1.8%
Regulatory assessments and insurance	673	618	55	8.9%
Merger and acquisition expenses	651	—	651	n/m
Postage	156	124	32	25.8%
Operational losses	244	212	32	15.1%
Courier service	286	288	(2)	(0.7)%
Gain on sale or acquisition of foreclosed assets	(144)	(15)	(129)	860.0%
Gain on disposal of fixed assets	(19)	(426)	407	(95.5)%
Other miscellaneous expense	3,159	2,855	304	10.6%
Total other non-interest expense	19,533	17,090	2,443	14.3%
Total non-interest expense	$45,807	$44,171	$1,636	3.7%
Average full-time equivalent staff	1,049	1,020	29	2.8%
Non-interest expense for the quarter ended September 30, 2021 increased $1,636,000 or 3.7% to $45,807,000 as compared to $44,171,000 during the trailing quarter ended June 30, 2021. Merger and acquisition expenses of $651,000 were recorded during the quarter in connection with the merger agreement with Valley Republic Bancorp entered on July 27, 2021. A non-recurring gain on disposal of fixed assets related to the sale of a former branch totaling $426,000 was recorded during the trailing quarter. Additionally, as a result of various event postponements that resulted from COVID distancing requirements as well as normal seasonality in not-for-profit event sponsorships, expenses associated with these activities fluctuated significantly between periods and were $203,000, $3,000, and $386,000 in each of the first three quarters of 2021 and $124,000 in the third quarter of 2020 and are included in other miscellaneous expenses. As a partial offset, total salaries and benefits expense declined by $807,000 or 3.0%, led by incentive compensation declines of $1,199,000 or 27.7% to $3,123,000 during the quarter ended September 30, 2021 as compared to the trailing period. Costs associated with the Company's recently opened loan production offices, inclusive of salaries, benefits and occupancy, totaled approximately $710,000 during the third quarter and $235,000 in the second quarter.
The following table presents the key components of non-interest expense for the current and prior year quarterly periods indicated:

	Three months ended September 30,
(dollars in thousands)	2021	2020	$ Change	% Change
Base salaries, net of deferred loan origination costs	$17,673	$18,754	$(1,081)	(5.8)%
Incentive compensation	3,123	2,184	939	43.0%
Benefits and other compensation costs	5,478	8,383	(2,905)	(34.7)%
Total salaries and benefits expense	26,274	29,321	(3,047)	(10.4)%
Occupancy	3,771	3,440	331	9.6%
Data processing and software	3,689	3,561	128	3.6%
Equipment	1,336	1,549	(213)	(13.8)%
Intangible amortization	1,409	1,431	(22)	(1.5)%
Advertising	966	869	97	11.2%
ATM and POS network charges	1,692	1,314	378	28.8%
Professional fees	1,090	955	135	14.1%
Telecommunications	574	619	(45)	(7.3)%
Regulatory assessments and insurance	673	538	135	25.1%
Merger and acquisition expenses	651	—	651	n/m
Postage	156	118	38	32.2%
Operational losses	244	154	90	58.4%
Courier service	286	345	(59)	(17.1)%
Gain on sale or acquisition of foreclosed assets	(144)	—	(144)	n/m
(Gain) loss on disposal of fixed assets	(19)	22	(41)	(186.4)%
Other miscellaneous expense	3,159	2,478	681	27.5%
Total other non-interest expense	19,533	17,393	2,140	12.3%
Total non-interest expense	$45,807	$46,714	$(907)	(1.9)%
Average full-time equivalent staff	1,049	1,105	(56)	(5.1)%
Non-interest expense decreased by $907,000 or 1.9% to $45,807,000 during the three months ended September 30, 2021 as compared to $46,714,000 for the three months ended September 30, 2020. Salaries, net of deferred loan origination costs, decreased by $1,081,000 to $17,673,000 for the three months ended September 30, 2021. The comparative period in 2020 included approximately $400,000 in non-recurring severance costs from reductions in personnel and a reduction of nearly $745,000 in deferred loan origination costs following a taper of the first round of PPP loan origination volume. Benefits and other compensation expense decreased by $2,905,000 during the three months ended September 30, 2021, primarily the result of decreases in expenses associated with retirement obligations and group insurance costs. Approximately $95,000 of the increase in occupancy expense is attributable to the Company's recently opened loan production offices.

The following table presents the key components of non-interest income for the current and prior year periods indicated:

	Nine months ended September 30,
(dollars in thousands)	2021	2020	$ Change	% Change
Base salaries, net of deferred loan origination costs	$50,721	$53,654	$(2,933)	(5.5)%
Incentive compensation	11,025	7,680	3,345	43.6%
Benefits and other compensation costs	16,939	22,314	(5,375)	(24.1)%
Total salaries and benefits expense	78,685	83,648	(4,963)	(5.9)%
Occupancy	11,197	10,713	484	4.5%
Data processing and software	10,092	10,585	(493)	(4.7)%
Equipment	4,060	4,411	(351)	(8.0)%
Intangible amortization	4,271	4,293	(22)	(0.5)%
Advertising	2,080	2,065	15	0.7%
ATM and POS network charges	4,489	3,897	592	15.2%
Professional fees	2,730	2,399	331	13.8%
Telecommunications	1,719	1,983	(264)	(13.3)%
Regulatory assessments and insurance	1,903	993	910	91.6%
Merger and acquisition expenses	651	—	651	n/m
Postage	478	691	(213)	(30.8)%
Operational losses	665	559	106	19.0%
Courier service	868	1,013	(145)	(14.3)%
Gain on sale or acquisition of foreclosed assets	(210)	(57)	(153)	268.4%
(Gain) loss on disposal of fixed assets	(445)	37	(482)	(1302.7)%
Other miscellaneous expense	8,363	9,783	(1,420)	(14.5)%
Total other non-interest expense	52,911	53,365	(454)	(0.9)%
Total non-interest expense	$131,596	$137,013	$(5,417)	(4.0)%
Average full-time equivalent staff	1,031	1,129	(98)	(8.7)%
The changes in non-interest expense for the nine months ended September 30, 2021 and 2020 are generally consistent with the changes in the comparable three month periods discussed above. During the nine months ended September 30, 2021, approximately $944,000 is attributable to the Company's recently opened loan production offices, of which approximately $824,000 relates to salaries and benefits. Regulatory assessment and insurance expense increased in the current year to date period primarily due to the expiration of credits during the 2020 year and to a lesser extent, the overall balance sheet growth of the bank.
Provision for Income Taxes
The Company’s effective tax rate was 28.5% for the nine months ended September 30, 2021, as compared to 25.8% for the year ended December 31, 2020. The reduced effective tax rate in the prior year was made possible through the provisions of the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) which provided the Company with an opportunity to file amended tax returns and generate proposed refunds of approximately $805,000. While the Company has initiated several tax strategies in anticipation of future tax rate increases, it is not anticipated that any will directly impact the Company's effective tax rate until such rate changes have been legislatively approved. Other differences between the Company's effective tax rate and applicable federal and state statutory rates are due to the proportion of non-taxable revenue and low income housing tax credits as compared to the levels of pre-tax earnings.
About TriCo Bancshares
Established in 1975, Tri Counties Bank is a wholly-owned subsidiary of TriCo Bancshares (NASDAQ: TCBK) headquartered in Chico, California, providing a unique brand of customer Service with Solutions available in traditional stand-alone and in-store bank branches in communities throughout Northern and Central California. Tri Counties Bank provides an extensive and competitive breadth of consumer, small business and commercial banking financial services, along with convenient around-the-clock ATMs, online and mobile banking access. Brokerage services are provided by Tri Counties Advisors through affiliation with Raymond James Financial Services, Inc. Visit www.TriCountiesBank.com to learn more.
Forward-Looking Statement
The statements contained herein that are not historical facts are forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond our control. There can be no assurance that future developments affecting us will be the same as those anticipated by management. We caution readers that a number of important factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements. These risks and uncertainties include, but are not limited to, the following: the strength of the United States economy in general and the strength of the local economies in which we conduct operations; the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; inflation, interest rate, market and monetary fluctuations; the impact of changes in financial services policies, laws and regulations; technological changes; weather, natural disasters and other catastrophic events that may or may not be caused by climate change and their effects on economic and business environments in which the Company operates; the continuing adverse impact on the U.S. economy, including the markets in which we operate due to the COVID-19 global pandemic, and the impact of a slowing U.S. economy and increased unemployment on the performance of our loan portfolio, the market value of our investment securities, the availability of sources of funding and the demand for our products; the costs or effects of mergers, acquisitions or dispositions we may make, whether we are able to obtain any required governmental approvals in connection with any such mergers, acquisitions or dispositions, and/or our ability to realize the contemplated financial business benefits associated with any such activities; the ability to execute our business plan in new lending markets, the future operating or financial performance of the Company, including our outlook for future growth and changes in the level of our nonperforming assets and charge-offs; the appropriateness of the allowance for credit losses, including the timing and effects of the implementation of the current expected credit losses model; any deterioration in values of California real estate, both residential and commercial; the effect of changes in accounting standards and practices; possible other-than-temporary impairment of securities held by us; changes in consumer spending, borrowing and savings habits; our ability to attract and maintain deposits and other sources of liquidity; changes in the financial performance and/or condition of our borrowers; our noninterest expense and the efficiency ratio; competition and innovation with respect to financial products and services by banks, financial institutions and non-traditional providers including retail businesses and technology companies; the challenges of integrating and retaining key employees; the costs and effects of litigation and of unexpected or adverse outcomes in such litigation; a failure in or breach of our operational or security systems or infrastructure, or those of our third-party vendors or other service providers, including as a result of cyber-attacks and the cost to defend against such attacks; change to U.S. tax policies, including our effective income tax rate; the effect of a fall in stock market prices on our brokerage and wealth management businesses; the discontinuation of the London Interbank Offered Rate and other reference rates; and our ability to manage the risks involved in the foregoing. Additional factors that could cause results to differ materially from those described above can be found in our Annual Report on Form 10-K for the year ended December 31, 2020, which has been filed with the Securities and Exchange Commission (the “SEC”) and are available in the “Investor Relations” section of our website, https://www.tcbk.com/investor-relations and in other documents we file with the SEC. Annualized, pro forma, projections and estimates are not forecasts and may not reflect actual results. We are under no obligation (and expressly disclaim any such obligation) to update or alter our forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

TRICO BANCSHARES—CONDENSED CONSOLIDATED FINANCIAL DATA
(Unaudited. Dollars in thousands, except share data)

	Three months ended
	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020
Revenue and Expense Data
Interest income	$69,628	$68,479	$67,916	$68,081	$65,438
Interest expense	1,395	1,396	1,476	1,659	1,984
Net interest income	68,233	67,083	66,440	66,422	63,454
Provision for (benefit from) credit losses	(1,435)	(260)	(6,060)	4,850	7,649
Noninterest income:
Service charges and fees	11,265	10,930	10,476	10,218	10,469
Gain on sale of investment securities	—	—	—	—	7
Other income	3,830	5,027	5,634	6,362	4,661
Total noninterest income	15,095	15,957	16,110	16,580	15,137
Noninterest expense:
Salaries and benefits	26,274	27,081	25,330	28,473	29,321
Occupancy and equipment	5,107	4,907	5,243	5,108	4,989
Data processing and network	5,381	4,752	4,448	4,455	4,875
Other noninterest expense	9,045	7,431	6,597	7,709	7,529
Total noninterest expense	45,807	44,171	41,618	45,745	46,714
Total income before taxes	38,956	39,129	46,992	32,407	24,228
Provision for income taxes	11,534	10,767	13,343	8,750	6,622
Net income	$27,422	$28,362	$33,649	$23,657	$17,606
Share Data
Basic earnings per share	$0.92	$0.95	$1.13	$0.80	$0.59
Diluted earnings per share	$0.92	$0.95	$1.13	$0.79	$0.59
Dividends per share	$0.25	$0.25	$0.25	$0.22	$0.22
Book value per common share	$33.05	$32.53	$31.71	$31.12	$30.31
Tangible book value per common share (1)	$25.16	$24.60	$23.72	$23.09	$22.24
Shares outstanding	29,714,609	29,716,294	29,727,122	29,727,214	29,769,389
Weighted average shares	29,713,558	29,718,603	29,727,182	29,756,831	29,763,898
Weighted average diluted shares	29,850,530	29,903,560	29,904,974	29,863,478	29,844,396
Credit Quality
Allowance for credit losses to gross loans	1.72%	1.74%	1.73%	1.93%	1.81%
Loans past due 30 days or more	$10,539	$9,292	$10,550	$6,767	$10,522
Total nonperforming loans	$28,790	$32,705	$28,941	$26,864	$22,963
Total nonperforming assets	$31,440	$34,952	$31,250	$29,708	$25,020
Loans charged-off	$1,582	$387	$226	$560	$194
Loans recovered	$1,321	$653	$560	$382	$381
Selected Financial Ratios
Return on average total assets	1.30%	1.40%	1.75%	1.24%	0.95%
Return on average equity	11.02%	11.85%	14.51%	10.37%	7.79%
Average yield on loans, excluding PPP	4.85%	4.93%	5.02%	5.04%	5.02%
Average yield on interest-earning assets	3.57%	3.65%	3.82%	3.88%	3.83%
Average rate on interest-bearing deposits	0.08%	0.08%	0.10%	0.12%	0.15%
Average cost of total deposits	0.05%	0.05%	0.06%	0.07%	0.09%
Average rate on borrowings & subordinated debt	2.02%	2.31%	2.42%	2.43%	2.49%
Average rate on interest-bearing liabilities	0.13%	0.13%	0.15%	0.17%	0.20%
Net interest margin (fully tax-equivalent) (1)	3.50%	3.58%	3.74%	3.79%	3.72%
Loans to deposits	67.54%	70.72%	72.37%	73.21%	76.12%
Efficiency ratio	54.97%	53.19%	50.42%	55.11%	59.44%
Supplemental Loan Interest Income Data
Discount accretion on acquired loans	$2,034	$2,566	$1,712	$1,960	$1,876
All other loan interest income (excluding PPP) (1)	$55,184	$54,559	$52,861	$53,379	$53,560
Total loan interest income (excluding PPP) (1)	$57,218	$57,125	$54,573	$55,339	$55,436
(1) Non-GAAP measure.

TRICO BANCSHARES—CONDENSED CONSOLIDATED FINANCIAL DATA
(Unaudited. Dollars in thousands)

Balance Sheet Data	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020
Cash and due from banks	$740,236	$639,740	$609,522	$669,551	$652,582
Securities, available for sale, net	2,098,786	1,850,547	1,685,076	1,417,289	1,145,989
Securities, held to maturity, net	216,979	235,778	260,454	284,563	310,696
Restricted equity securities	17,250	17,250	17,250	17,250	17,250
Loans held for sale	3,072	5,723	3,995	6,268	6,570
Loans:
Commercial real estate	3,222,737	3,194,336	3,108,624	2,951,902	2,936,422
Consumer	1,053,653	1,050,609	1,041,213	952,108	926,835
Commercial and industrial	345,027	452,069	551,077	526,327	633,897
Construction	216,680	200,714	221,613	284,842	284,933
Agriculture production	44,410	41,967	39,753	44,164	40,613
Leases	4,989	5,199	4,697	3,784	3,638
Total loans, gross	4,887,496	4,944,894	4,966,977	4,763,127	4,826,338
Allowance for credit losses	(84,306)	(86,062)	(85,941)	(91,847)	(87,575)
Total loans, net	4,803,190	4,858,832	4,881,036	4,671,280	4,738,763
Premises and equipment	78,968	79,178	82,338	83,731	84,856
Cash value of life insurance	120,932	120,287	119,543	118,870	120,026
Accrued interest receivable	18,425	18,923	19,442	20,004	19,557
Goodwill	220,872	220,872	220,872	220,872	220,872
Other intangible assets	13,562	14,971	16,402	17,833	19,264
Operating leases, right-of-use	26,815	26,365	27,540	27,846	28,879
Other assets	98,943	81,899	88,142	84,172	84,495
Total assets	$8,458,030	$8,170,365	$8,031,612	$7,639,529	$7,449,799
Deposits:
Noninterest-bearing demand deposits	$2,943,016	$2,843,783	$2,766,510	$2,581,517	$2,517,819
Interest-bearing demand deposits	1,519,426	1,486,321	1,465,915	1,414,908	1,346,716
Savings deposits	2,447,706	2,337,557	2,302,927	2,164,942	2,099,780
Time certificates	326,674	324,392	328,048	344,567	376,273
Total deposits	7,236,822	6,992,053	6,863,400	6,505,934	6,340,588
Accrued interest payable	1,056	1,026	970	1,362	1,571
Operating lease liability	27,290	26,707	27,780	27,973	28,894
Other liabilities	107,282	85,388	102,955	94,597	91,902
Other borrowings	45,601	40,559	36,226	26,914	27,055
Junior subordinated debt	57,965	57,852	57,742	57,635	57,527
Total liabilities	7,476,016	7,203,585	7,089,073	6,714,415	6,547,537
Common stock	531,339	531,038	531,367	530,835	531,075
Retained earnings	446,948	427,575	408,211	381,999	365,611
Accum. other comprehensive income	3,727	8,167	2,961	12,280	5,576
Total shareholders’ equity	$982,014	$966,780	$942,539	$925,114	$902,262
Quarterly Average Balance Data
Average loans, excluding PPP	$4,684,492	$4,646,188	$4,407,150	$4,363,873	$4,389,672
Average interest-earning assets	$7,758,169	$7,544,581	$7,239,726	$6,998,582	$6,815,495
Average total assets	$8,348,111	$8,128,674	$7,808,912	$7,570,952	$7,380,961
Average deposits	$7,137,263	$6,943,081	$6,653,754	$6,341,175	$6,278,638
Average borrowings and subordinated debt	$106,221	$98,774	$90,397	$90,085	$91,225
Average total equity	$987,026	$960,145	$940,775	$907,468	$898,986
Capital Ratio Data
Total risk based capital ratio	15.4%	15.3%	15.1%	15.2%	15.2%
Tier 1 capital ratio	14.2%	14.1%	13.9%	14.0%	14.0%
Tier 1 common equity ratio	13.2%	13.0%	12.9%	12.9%	12.9%
Tier 1 leverage ratio	9.9%	9.9%	10.0%	9.9%	10.0%
Tangible capital ratio (1)	9.1%	9.2%	9.1%	9.3%	9.2%
(1) Non-GAAP measure.

TRICO BANCSHARES—NON-GAAP FINANCIAL MEASURES
(Unaudited. Dollars in thousands)

In addition to results presented in accordance with generally accepted accounting principles in the United States of America (GAAP), this press release contains certain non-GAAP financial measures. Management has presented these non-GAAP financial measures in this press release because it believes that they provide useful and comparative information to assess trends in the Company's core operations reflected in the current quarter's results, and facilitate the comparison of our performance with the performance of our peers. However, these non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP. Where applicable, comparable earnings information using GAAP financial measures is also presented. Because not all companies use the same calculations, our presentation may not be comparable to other similarly titled measures as calculated by other companies. For a reconciliation of these non-GAAP financial measures, see the tables below:

	Three months ended			Nine months ended
(dollars in thousands)	September 30, 2021	June 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
Net interest margin
Acquired loans discount accretion, net:
Amount (included in interest income)	$2,034	$2,566	$1,876	$6,311	$6,211
Effect on average loan yield	0.17%	0.17%	0.17%	0.18%	0.19%
Effect on net interest margin (FTE)	0.10%	0.14%	0.11%	0.11%	0.13%
Net interest margin (FTE)	3.50%	3.58%	3.72%	3.61%	4.02%
Net interest margin less effect of acquired loan discount accretion (Non-GAAP)	3.40%	3.44%	3.61%	3.50%	3.89%
PPP loans yield, net:
Amount (included in interest income)	$3,507	$3,179	$2,603	$12,549	$4,959
Effect on net interest margin (FTE)	0.09%	(0.03)%	(0.09)%	0.08%	(0.05)%
Net interest margin less effect of PPP loan yield (Non-GAAP)	3.42%	3.61%	3.81%	3.53%	4.07%
Acquired loan discount accretion and PPP loan yield, net:
Amount (included in interest income)	$5,541	$5,745	$4,479	$18,860	$11,170
Effect on net interest margin (FTE)	0.19%	0.11%	0.02%	0.20%	0.11%
Net interest margin less effect of acquired loan discount accretion and PPP yields, net (Non-GAAP)	3.31%	3.47%	3.70%	3.41%	3.91%

	Three months ended			Nine months ended
(dollars in thousands)	September 30, 2021	June 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
Pre-tax pre-provision return on average assets or equity
Net income (GAAP)	$27,422	28,362	$17,606	$89,433	$41,157
Exclude income tax expense	11,534	10,767	6,622	35,644	13,786
Exclude provision (benefit) for credit losses	(1,435)	(260)	7,649	(7,755)	37,963
Net income before income tax and provision expense (Non-GAAP)	$37,521	$38,869	$31,877	$117,322	$92,906

Average assets (GAAP)	$8,348,111	$8,128,674	$7,380,961	$8,096,273	$6,971,575
Average equity (GAAP)	987,026	960,145	898,986	962,871	896,753

Return on average assets (GAAP) (annualized)	1.30%	1.40%	0.95%	1.48%	0.79%
Pre-tax pre-provision return on average assets (Non-GAAP) (annualized)	1.78%	1.94%	1.72%	1.94%	1.78%
Return on average equity (GAAP) (annualized)	11.02%	11.85%	7.79%	12.42%	6.13%
Pre-tax pre-provision return on average equity (Non-GAAP) (annualized)	15.08%	16.42%	14.11%	16.29%	13.84%

	Three months ended			Nine months ended
(dollars in thousands)	September 30, 2021	June 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
Return on tangible common equity
Average total shareholders' equity	$987,026	$960,145	$898,986	$962,871	$896,753
Exclude average goodwill	220,872	220,872	220,872	220,872	220,872
Exclude average other intangibles	14,267	15,687	22,842	19,264	21,410
Average tangible common equity (Non-GAAP)	$751,887	$723,586	$655,272	$722,735	$654,471

Net income (GAAP)	$27,422	$28,362	$17,606	$89,433	$41,157
Exclude amortization of intangible assets, net of tax effect	992	1,008	1,008	3,008	3,024
Tangible net income available to common shareholders (Non-GAAP)	$28,414	29,370	$18,614	$92,441	$44,181

Return on average equity	11.02%	11.85%	7.79%	12.42%	6.13%
Return on average tangible common equity (Non-GAAP)	14.99%	16.46%	11.30%	17.10%	9.02%

	Three months ended
(dollars in thousands)	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020
Tangible common shareholders' equity to tangible assets
Shareholders' equity (GAAP)	$982,014	$966,780	$942,539	$925,114	$902,262
Exclude goodwill and other intangible assets, net	234,434	235,843	237,274	238,705	240,136
Tangible s/h equity (Non-GAAP)	$747,580	$730,937	$705,265	$686,409	$662,126

Total assets (GAAP)	$8,458,030	$8,170,365	$8,031,612	$7,639,529	$7,449,799
Exclude goodwill and other intangible assets, net	234,434	235,843	237,274	238,705	240,136
Total tangible assets (Non-GAAP)	$8,223,596	$7,934,522	$7,794,338	$7,400,824	$7,209,663

Common s/h equity to total assets (GAAP)	11.61%	11.83%	11.74%	12.11%	12.11%
Tangible common shareholders' equity to tangible assets (Non-GAAP)	9.09%	9.21%	9.05%	9.27%	9.18%

	Three months ended
(dollars in thousands)	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020
Tangible common shareholders' equity per share
Tangible s/h equity (Non-GAAP)	$747,580	$730,937	$705,265	$686,409	$662,126
Tangible assets (Non-GAAP)	8,223,596	7,934,522	7,794,338	7,400,824	7,209,663

Common shares outstanding at end of period	29,714,609	29,716,294	29,727,122	29,727,214	29,769,389

Common s/h equity (book value) per share (GAAP)	$33.05	$32.53	$31.71	$31.12	$30.31
Tangible common shareholders' equity (tangible book value) per share (Non-GAAP)	$25.16	$24.60	$23.72	$23.09	$22.24

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